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                        CONTINENTAL CIRCUITS CORPORATION
                STATEMENT RE: COMPUTATION OF NET INCOME PER SHARE
                                   (Unaudited)
                      (In thousands, except per share data)


                                                      Three months ended                   Six Months Ended
                                                   February 2,    January 31,       February 2,     January 31,
                                                  -----------------------------------------------------------
                                                      1997           1996              1997              1996
                                                      ----           ----              ----              ----

Weighted average shares outstanding (1)              7,432          7,431              7,428            7,432

Net Income                                         $ 1,817        $ 2,305           $  3,250         $  4,553

Net income per share                               $  0.24        $  0.31           $   0.44         $   0.61


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(1)Common stock equivalents, which were dilutive, were included in the computation of weighted average number of shares outstanding.